Exhibit 10.12

MEMO FROM SIBLING ENTERTAINMENT HOLDINGS, INC.

Date: March 1, 2011

From: Gerald Sullivan, Chairman

TO: Steve Carlson

RE: Conversion of Debt

As Chairman of Sibling Entertainment, I want to thank you for your willingness to help us by agreeing to accept shares of the common stock of SIBE in exchange for our obligations to you. Please accept this as support for the issuance as noted below:

On March 1, 2011, the Company entered into an agreement with Stephen C. Carlson, CEO, pursuant to which the Company issued 966,666 shares of common stock valued $48,334, for consulting services rendered to N4E in connection with the development of strategy and business plans of N4E and for services rendered to the Company as CEO during the first quarter of 2011. These were issued on March 31, 2011.

Please note that these shares are restricted under Rule 144 and cannot be traded for at least six (6) months. Also note that the stock trades infrequently, and there may be no trading market for the shares when you are ready to trade. Also note that the Series common stock, which you are an owner of, may convert into common stock and that event may cause dilution to the common stock, and reduce the share price, or market for the stock.

Thanks again, and I look forward to working with you going forward.

/s/ GERALD F. SULLIVAN
Gerald F. Sullivan
Chairman